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THE LOEWEN GROUP INC.
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(NYSE, TSE, ME: LWN)                                                        NEWS

Contact: Sitrick And Company
Michael Kolbenschlag
Linda Press
(310) 788-2850

                              FOR IMMEDIATE RELEASE

                 THE LOEWEN GROUP REPORTS SECOND QUARTER RESULTS

             Company Progresses with Chapter 11 Reorganization Plan
                    To Reduce Debt and Implement New Strategy

              $28.4 Million Operating Profit Before Special Charges

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VANCOUVER, BC August 13, 1999 THE LOEWEN GROUP INC. (NYSE, TSE, ME: LWN), one of
the largest funeral home and cemetery operators in North America, today announced revenues for the second quarter ended June 30, 1999, of $264.1 million, compared to approximately $280.0 million in the same period last year after excluding the 124 cemeteries sold on March 31, 1999. After providing for $67.2 million of mainly non-cash reorganization charges relating to the Company's June 1, 1999 Chapter 11 and Companies' Creditors Arrangement Act
(CCAA) filings, and two non-operating charges totaling $28.6 million, the net loss for the second quarter of 1999 was $105.3 million or $(1.44) per share. Earnings from operations before impairment charges were $28.4 million in the second quarter of 1999, compared to $51.2 million for the same period last year, principally as a result of lower sales and higher costs in the Company's cemetery and preneed funeral divisions.

Funeral home revenues for the quarter were $149.6 million, a slight decrease of
1.0 percent from $151.2 million in the second quarter of 1998 due to lower pre-need funeral sales and other revenue. Approximately 39,000 funerals were performed in the quarter, an increase of 1,200 over the same period last year. On a same store basis, the number of funerals performed in the second quarter of 1999 was down 2.0 percent. Same store costs increased by 0.8 percent, and gross margins decreased to 33.4 percent compared to 36.8 percent in Q2 1998.

Second quarter cemetery revenues were down 27.3 percent to $90.6 million, compared to $124.5 million in Q2 1998. This reflects the sale of 124 cemeteries on March 31, 1999 and the Company's previously announced reduction and restructuring of its pre-need sales program. Cemetery costs included approximately $3.8 million of additional environmental and marketing costs. These factors reduced cemetery gross margins to 20.2 percent from 26.6 percent for the same period last year. Loewen Group Chairman John S. Lacey said, "While operating under challenging conditions, we were able to achieve a $28.4 million operating profit for the quarter, prior to the non-operating




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charges. Our funeral business remained solid in the second quarter. At the same time, we are continuing to develop the cemetery pre-need sales program.

"During the past few months," Mr. Lacey added, "our efforts have been focused on maintaining a high level of service for our customers during the reorganization process. While we are working on our restructuring plan, we are also mindful of the needs of our day-to-day operations. By securing $200 million in DIP financing with First Union National Bank in June, we are able to properly fund operations and continue serving our customers with the attention they deserve."

"Although reorganization is a difficult process for the Company, we believe that we are making good progress with the plans to reorganize the Company. We are working hard towards removing both financial and operational hurdles which have impeded the Company for the past few years," Mr. Lacey concluded.

The Company's reorganization plan to be submitted to the Courts will address the primary objectives of improving the Company's balance sheet, reducing and restructuring debt, decreasing overhead, enhancing funeral and cemetery operations, and achieving greater accountability for cemetery profitability and cash flow.

The non-operating charges comprised a $15.1 million pre-tax asset impairment charge related to two cemeteries considered probable for sale and a $13.5 million loss on the sale of 124 cemeteries and three funeral homes on March 31, 1999 for gross proceeds of $193 million. The loss recorded in the second quarter reflects the final adjustments of the net book values, sale proceeds and other adjustments contained in the sales agreement.

The $67.2 million in reorganization costs arising from the filing of Chapter 11 and CCAA included non-cash charges of $27.2 million in executory contracts submitted for rejection, $21.7 million in deferred debt issue costs written off, and a provision for a $9.8 million option liability in connection with the PATS senior notes.

On June 1, 1999, the Company filed for protection under Chapter 11 in the United States. The Company and its subsidiaries are operating their businesses as debtors-in-possession (DIP). The bankruptcy petitions provide an opportunity to re-examine and begin implementing the Company's revised strategies while working to restructure its indebtedness.

As a result of the Chapter 11 and CCAA filings, no principal or interest payments will be made on most pre-petition date US debt obligations without Court approval or until a plan of reorganization providing for the repayment terms has been submitted and confirmed by the Courts and has become effective. Interest on unsecured and undersecured pre-petition date debt obligations subject to compromise has not been accrued after the petition date. Interest expense and principal payments will continue to be recorded on most secured vendor financing, including capital lease obligations, unless the leases are rejected by the debtors.



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SIX MONTHS ENDED JUNE 30, 1999
Revenues for the six months ended June 30, 1999 were $574.9 million, compared to $611.7 million in the same period last year. Inclusive of non-recurring charges from Q2, net loss for the first half of 1999 was $98.4 million or $(1.38) per share.

For the six-month period, funeral home revenues were $325.1 million, a slight increase from $322.8 million last year. Approximately 85,000 funerals were performed, an increase of 2,100 over the same period last year. On a same store basis, revenue per service performed was up 0.3 percent while the number of funerals was down 2.3 percent compared to the six month period last year. Same store costs decreased by 0.6 percent. Funeral home gross margins decreased to
38.0 percent compared to 39.7 percent in first half 1998.

Cemetery revenues for the first half of 1999 were down 15.7 percent to $202.2 million, compared to $239.8 million in 1998. Cemetery gross margins declined to
24.0 percent for the six months versus 29.3 percent for the same period last year due to the sale of 124 cemeteries on March 31, 1999, the Company's previously announced reduction and restructuring of its pre-need sales program, and additional environmental and marketing costs.

The Company's attached unaudited interim consolidated statement of operations has been prepared on a going concern basis in accordance with Canadian generally accepted accounting principles. The going concern basis of presentation assumes that the Company will continue in operation for the foreseeable future and will be able to realize its assets and discharge its liabilities and commitments in the normal course of business. As a result of the Chapter 11 and CCAA proceedings and circumstances relating to this event, including the Company's debt structure, recent losses and negative cash flow, such realization of assets and discharge of liabilities are subject to significant uncertainty.

The unaudited interim consolidated financial statements do not reflect adjustments that would be necessary if the "going concern" basis was not appropriate. If the "going concern" basis was not appropriate for these unaudited interim consolidated financial statements, then significant adjustments would be necessary in the carrying value of assets and liabilities, the reported revenues and expenses, and the balance sheet classifications used. Additionally, the amounts reported could materially change because of a plan of reorganization, since the reported amounts in these interim consolidated financial statements do not give effect to adjustments to the carrying value of the underlying assets or amounts of liabilities that may ultimately result. The appropriateness of the "going concern" basis is dependent upon, among other things, confirmation of a plan of reorganization, future profitable operations, the ability to comply with the terms of post-petition date $200 million DIP financing and the ability to generate sufficient cash from operations and financing arrangements to meet obligations. The Company's Common shares are traded on the New York Stock Exchange (NYSE), The Toronto Stock Exchange and the Montreal Exchange. On August 10, 1999, the NYSE notified the Company that the Company had fallen below a new continued listing criterion requiring a minimum share price of $1 over a 30-day trading period. The Company has until January 25, 2000 to satisfy the criterion.



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the NYSE also stated that it will continue to monitor the Company's financial condition during this period and will immediately suspend trading if the NYSE receives authoritative advice that the Common shares have no value, the Common shares are cancelled, the Company announces any material adverse news or the Company's financial condition further deteriorates.

Based in Vancouver, The Loewen Group Inc. owns or operates more than 1,100 funeral homes and more than 400 cemeteries across the United States, Canada, and the United Kingdom. The Company employs approximately 13,000 people and derives approximately 90 percent of its revenue from its U.S. operations.


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Safe Harbor: Certain statements contained in this press release, including but not limited to information regarding the future economic performance and financial condition of the Company, the plans and objectives of the Company's management and the Company's assumptions regarding such performance and plans, are forward-looking in nature. Additional information concerning important factors that could cause actual results to differ from the forward-looking information contained in this release is included in the Company's publicly filed quarterly and annual reports.